COMPANY ACT

Certificate

303622

Canada
Province of British Columbia

I Hereby Certify *that* SUNTEC VENTURES LIMITED, which was incorporated on the twenty-ninth day of August, 1979, under the name SUTHERLAND RESOURCES LTD., under Certificate No. 196123 and subsequently changed its name to SUNTEC VENTURES LIMITED, on the fourth day of September, 1985 and Surinam Resources Ltd., which was incorporated on the seventeenth day of October, 1979, under Certificate No. 198517, are this day amalgamated pursuant to the Company Act as one company with the name SUNTEC VENTURES LIMITED

REGISTRAR OF COMPANIES
BRITISH COLUMBIA

Given *under my hand and seal of office at Victoria, B.C., this* 27th *day of* January*, one thousand nine hundred and* eighty-six

Registrar of Companies.